Exhibit 4.19

FOURTH AMENDMENT TO DEED OF SETTLEMENT

FOURTH AMENDMENT TO DEED OF SETTLEMENT (the “Fourth Amendment”), dated October 22, 2019, by and among the following:

(1)	Splendid Days Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (the “SDL”);

(2)	The9 Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”);

(3)	China The9 Interactive Limited, a company incorporated under the laws of the Hong Kong SAR ( “HKCo 1”);

(4)	GameNow.net (Hong Kong) Limited, a company incorporated under the laws of the Hong Kong SAR ( “HKCo 2”);

(5)	China The9 Interactive (Shanghai) Limited (九城互动信息技术（上海）有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 301, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“WFOE 1”);

(6)	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (第九城市计算机技术咨询（上海）有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 103, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“WFOE 2”); and

(7)	Shanghai The9 Information Technology Co., Ltd. (上海第九城市信息技术有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 201, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“Operating Company”).

The Company, HKCo 1, HKCo 2, WFOE 1, WFOE 2, and the Operating Company are collectively referred to as the “Warrantors” and each of them as a “Warrantor.”

WHEREAS

A.                 SDL and the Warrantors entered into a Deed of Settlement dated March 11, 2019 (the “Deed”), pursuant to which the Warrantors agree to use the proceeds of the sale of the equity of WFOE 1, WFOE 2 and NewCo 3 (the “Equity Sale”) to repay the outstanding amount owed to SDL under the convertible note and warrant purchase agreement, dated November 24, 2015.

B.                  SDL and the Warrantors entered into the Amendment to Deed of Settlement dated April 28, 2019 amending Clause 2.1 of the Deed.

C.                  SDL and the Warrantors entered into the Second Amendment to Deed of Settlement dated May 22, 2019 amending Clauses 2.2(b)(iv), 2.3(a)(iii) and 2.3(a)(iv) of the Deed.

D.                 SDL and the Warrantors entered into the Third Amendment to Deed of Settlement dated August 9, 2019 extending the deadline for consummation of the Equity Sale to September 30, 2019.

E.                  The Company proposes (i) to further extend the deadline for consummation of the Equity Sale; (ii) to grant SDL custody of the corporate chops or seals, bank mandates, books and records of each of WFOE 1, WFOE 2 and NewCo 3 and the right to replace their respective legal representative; and (iii) to reflect the repayment of the Onshore Loan in the distribution waterfall.

F.                  To induce SDL to agree to such amendment, the Warrantors have agreed to provide, jointly and severally, the indemnities and other agreements as set forth herein.

G.                 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Deed.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, SDL and the Warrantors hereby agree as follows:

1.                  Amendment

1.1              Clause 2.2(b)(iv) of the Deed shall be replaced in its entirety by the following: “consummate the transactions contemplated under the Equity Sale Agreements, including procuring payment of the applicable consideration from the third party buyer to SDL in full by October 31, 2019 or such later date as agreed to by SDL in writing; and”

1.2              The following shall be added as a new Clause 2.2(d) of the Deed: “If any of the Equity Sale Agreements is terminated for any reason or the transactions contemplated thereunder do no close by December 31, 2019, upon SDL’s request, each of WFOE 1, WFOE 2 and NewCo 3 shall promptly (x) remove its then legal representative from such office and appoint the person designated by SDL as the new legal representative, and (y) enter into any custody arrangement with respect to its corporate chops or seals, bank mandates, books and records as requested by SDL.”

1.3              Clause 2.3(a) of the Deed shall be replaced in its entirety by the following:

“Upon receipt by SDL or any other designated entities of any sale proceeds from the Sale in Clause 2.2 above, after having deducted the principal under the Onshore Loan Agreement and the interest accrued thereon as of December 10, 2018 pursuant to the Equity Sale Agreements (the balance being referred to as the “Sale Proceeds”), any such proceeds shall be distributed in the following order of priority (the “Distribution Waterfall”) in US Dollars, or in the sole discretion of SDL, in its equivalent amount in RMB:

i.	First, up to US$10,000,000 (or its equivalent amount in RMB) or another amount as approved by SDL in writing to the Company as reserve for tax liability and fees in connection with the Reorganization, the Sale, and the distribution of Sale Proceeds in accordance with the Distribution Waterfall; provided that, (x) the actual amount of the portion reserved for tax liability shall be verified by Ernst & Young or another tax advisor approved by SDL, and approved by SDL, and (y) the actual amount of the portion reserved for fees shall be approved by SDL;

ii.	Second, to the extent there is any available cash remaining after the payment pursuant to sub-clause (i) above, US$40,050,000 (or its equivalent amount in RMB) to SDL as repayment of the CB Principal (the date on which the Company fully repays the CB Principal shall be referred to as the “CB Principal Repayment Date”);

iii.	Third, to the extent there is any available cash remaining after the payment pursuant to sub-clause (ii) above, up to US$6,000,000 (or its equivalent amount in RMB) to SDL to withhold on behalf of the Company (the “Deferred Repayment”), which payment shall only be applied to purchase a new office for the Company in accordance with the terms and conditions set forth in Appendix 1 (“Office Purchase”);and

iv.	Fourth, to the extent there is any available cash remaining after the payment pursuant to sub-clause (iii) above, the balance of the Sale Proceeds shall be distributed to SDL to repay the interest for the CB Principal pursuant to the CB Agreement and the Notes and any accrued but unpaid interest and any other unpaid amount (including the default interest thereon) pursuant to the Onshore Loan Agreement.”

1.4              Clause 2.3(b) of the Deed shall be replaced in its entirety by the following:

“After the full distribution of Sale Proceeds pursuant to Clause 2.3(a)(i), if the balance of the Sale Proceeds is insufficient to complete the distributions pursuant to Clauses 2.3(a)(ii), 2.3(a)(iii) and 2.3(a)(iv), the amount of any such outstanding payment (“Outstanding Amount”) will remain payable and carry interest at a rate equal to fourteen percent (14%) per annum, and shall be computed on the basis of a 360-day year and actual days elapsed, notwithstanding the default provisions in the CB Agreement and the Onshore Loan Agreement.  Interest on any Outstanding Amount will start to accrue on the CB Principal Repayment Date.”

2.                  Indemnity

The Warrantors shall jointly and severally indemnify and hold harmless SDL against all liabilities, damages, costs and expenses arising from the amendment made in Clause 1 above or the consummation of the transactions contemplated thereby.

3.                  Continuing Obligations

The provisions of the Deed shall, save as amended by this Fourth Amendment, continue in full force and effect. For the avoidance of doubt, the indemnity provided by the Warrantors in Clause 2 above are in addition to, and not in derogation of, the indemnities as set forth in the Deed.

4.                  Miscellaneous

The provisions under Section 6 (Miscellaneous) of the Deed are incorporated in this Agreement by reference mutatis mutandis; provided that, references to “this deed” in such sections shall mean this Fourth Amendment and references to “Party” or “Parties” shall mean the party or parties to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Warrantors and SDL have caused this Fourth Amendment to be duly executed as of the day and year first written above.

The9 Limited

By:	/s/ George Lai
Name: George Lai
Title: Chief Financial Officer

China The9 Interactive Limited

By:	Yong Wang
Name: Yong Wang
Title: Director

GameNow.net (Hong Kong) Limited

By:	/s/ Yong Wang
Name: Yong Wang
Title: Director

China The9 Interactive (Shanghai) Ltd.
九城互动信息技术（上海）有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

The9 Computer Technology Consulting (Shanghai) Co., Ltd.
第九城市计算机技术咨询（上海）有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

Shanghai The9 Information Technology Co., Ltd.
上海第九城市信息技术有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

Splendid Days Limited

By:	/s/ Authorized Signatory

Name: Authorized Signatory

Title: Authorized Signatory